Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

November 8, 2005

UFPT ANNOUNCES 3RD QUARTER RESULTS

Georgetown, Mass. (November 8, 2005).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a net loss of $149,000, or $0.03 per diluted common share outstanding for its third quarter ended September 30, 2005, compared to a net profit of $190,000, or $0.04 per diluted share outstanding for the same period a year ago.  Sales for the third quarter were $21.6 million, or 23% better than sales of $17.7 million last year.  For the nine-month period ended September 30, 2005, the Company reported earnings of $251,000, or $0.05 per diluted share outstanding, compared to earnings of $461,000, or $0.09 per diluted share last year.  Year-to-date sales were $60.8 million, or a 21% improvement over sales of $50.4 million last year.

“The third quarter was a challenging but exciting period for UFP Technologies,” said R. Jeffrey Bailly, President and CEO.  “We launched three new automotive sunshade programs, each of which, we believe,  will bring long-term benefits to our company.  However, significant start-up costs due to high scrap rates and extra personnel — combined with the difficult climate in the automotive industry and escalating raw material and energy costs — resulted in a substantial loss for our Detroit automotive operation.”

Bailly said strong performance in the Company’s core business, fueled by robust sales in the medical and military markets and increasing demand for its molded fiber product line, offset most of these losses.

“We are already seeing improved results in sunshade manufacturing efficiency, and expect continued improvement over the next several months,” Bailly continued.  “However, we anticipate losses in Detroit to continue for the short term, as we continue to stabilize the manufacturing process and ramp up for another program scheduled to launch in the fourth quarter.” Bailly said the rapid launch of so many new sunshade programs validates the market’s interest in the Company’s innovative product design capabilities, which typically generate significant cost savings to its customers.

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the electronics, medical, military, automotive, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the Company’s investments, anticipated losses in the Company’s Detroit automotive operation and the scheduled launch of a new automotive program in the fourth quarter.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for its products that previously had been accepted, evolving customer requirements, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, difficulties associated with the roll out of new products, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	30-Sep-05	30-Sep-04	30-Sep-05	30-Sep-04
Net sales	$21,649	$17,658	$60,759	$50,419
Cost of sales	18,562	14,440	49,923	40,298
Gross profit	3,087	3,218	10,836	10,121
SG&A	3,068	2,990	9,491	9,090
Restructuring charge	—	(280)	—	(280)
Operating income	19	508	1,345	1,311
Interest expense, other income & expenses	259	201	940	571
Income (loss) before income taxes	(240)	307	405	740
Income tax expense (benefit)	(91)	117	154	279
Net income (loss)	$(149)	$190	$251	$461
Weighted average shares outstanding	4,820	4,627	4,794	4,605
Weighted average diluted shares outstanding	4,820	5,049	5,288	4,954
Per Share Data
Net income (loss) per share outstanding	$(0.03)	$0.04	$0.05	$0.10
Net income (loss) per diluted share outstanding	$(0.03)	$0.04	$0.05	$0.09

Consolidated Condensed Balance Sheets

($ in thousands)

	Unaudited	Audited
	30-Sep-05	31-Dec-04
Assets:
Current assets	$21,143	$18,565
Net property, plant, and equipment	11,380	11,384
Other assets	9,646	9,683
Total assets	$42,169	$39,632
Liabilities and stockholders’ equity:
Current liabilities	$19,624	$17,134
Long-term debt	6,890	7,497
Other liabilities	1,306	1,214
Total liabilities	$27,820	$25,845
Total stockholders’ equity	14,349	13,787
Total liabilities and stockholders’ equity	$42,169	$39,632

* * *